Exhibit 10.99

AGREEMENT

THIS AGREEMENT (the “Agreement”), is made and entered into as of February 15, 2013 (the “Closing Date”), by and among POSITIVEID CORPORATION, a Delaware corporation (“PSID”), SMART GLUCOSE METER CORP., a New York corporation (“SGMC”), and solely for purposes of Articles VII, VIII and XI hereof, EASY CHECK MEDICAL DIAGNOSTICS, LLC, a Florida limited liability company (“Easy Check”), EASY-CHECK MEDICAL DIAGNOSTIC TECHNOLOGIES LTD., an Israeli company (“Easy Check Israel”), and BENJAMIN ATKIN, an individual (“Atkin”).

RECITALS

WHEREAS, the parties to this Agreement were also parties to an Asset Purchase Agreement dated as of February 10, 2010 (as the same may have been amended, restated, supplemented or otherwise modified prior to the date hereof, the “Asset Purchase Agreement”), pursuant to which, inter alia, Easy Check transferred to PSID certain intellectual property related to blood glucose measurement devices;

WHEREAS, Atkin and PSID are parties to a Consulting Agreement dated as of February 10, 2010 (as the same may have been amended, restated, supplemented or otherwise modified prior to the date hereof, the “Consulting Agreement”), pursuant to which Atkin agreed to provide certain consulting services to PSID all in accordance with the terms set forth therein;

WHEREAS, PSID is the owner of certain intellectual property as described in the Patent Application, the Trademark, the Domain Names, the Books and Records and the Website (including without limitation, the current Software for the Website);

WHEREAS, PSID wishes to (i) grant certain rights and licenses in certain intellectual property as described in the Patent Application, the Trademark, the Books and Records and the Website to SGMC, (ii) transfer the Domain Names to SGMC and (iii) terminate the Consulting Agreement, all upon the terms and subject to the conditions hereinafter set forth; and

WHEREAS, SGMC is willing to acquire such ownership rights and licenses from PSID and Atkin is willing to terminate the Consulting Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, agreements and conditions contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1           Definitions.  Certain definitions of capitalized terms used herein but not otherwise defined in this Agreement are set forth in Schedule 1.1.

ARTICLE II

LICENSE GRANTS AND TRANSFERS

2.1           License Grants.  PSID hereby grants to SGMC the following rights and licenses:

(a)           an exclusive right and license to make, have made, use, import, offer to sell, and sell products and/or processes that fall within the scope of the Licensed Technology described in the Patent Application and/or any claims of Patents that issue therefrom, anywhere in the Territory;

(b)           a non-exclusive right and license to use anywhere in the Territory for any purpose, and to make derivative works from the Software for, the “white label” version of the website developed by Genacom, Inc. (“Genacom”) for PSID which as of the date of this Agreement is accessed by the URLs www.iglucose.com and www.iglucose.net, and all website content described in Schedule 2.1 (collectively, the “Website”);

(c)           a non-exclusive right and license to use anywhere in the Territory for any purpose, all books, records, and other documents (whether on paper, computer diskette, tape, magnetic media, optical media, flash memory or other storage media) relating to 510(k) application # K111932 to the Food and Drug Administration of the United States Government (collectively, the “Books and Records”); and

(d)           an exclusive right and license to use anywhere in the Territory for any purpose, the Trademark.

The licenses granted pursuant to this Agreement shall be perpetual and irrevocable.  In the event of any breach or alleged breach by SGMC of any covenant, agreement or other obligation set forth in this Agreement or in any document or instrument delivered pursuant hereto, the exclusive remedy for PSID shall be to seek damages or specific performance in a proceeding brought pursuant to Section 11.8 of this Agreement.  In no event will the Licenses granted to SGMC pursuant to this Agreement be subject to termination for any reason whatsoever.

2.2           Sublicensing.   PSID hereby grants to SGMC the right to grant sublicenses of any of its rights under the Licenses granted pursuant to Section 2.1 without restriction. The granting of sublicenses shall be at SGMC’s sole and exclusive discretion.

2.3           No Grant-backs. All right, title and interest in any Improvement conceived, made or reduced to practice by SGMC, and all of SGMC’s patents and patent applications claiming its Improvements shall remain the sole and exclusive property of SGMC and not be licensed to PSID.

2.4           Transfer of Domain Names. PSID hereby conveys, transfers, assigns and delivers to SGMC all right, title, and interest in the www.iglucose.com and www.iglucose.net domain names (the “Domain Names”).  Within two (2) business days after the date of this Agreement, PSID shall take all necessary actions to transfer the registered ownership of the Domain Names to SGMC.  PSID agrees that it shall not register any domain names containing the term “iglucose” either alone or in combination with any other words or letters or any other domain name confusingly similar thereto.

2.5           PSID agrees that it shall not use or register any trademark containing the term “iglucose” either alone or in combination with any other words or letters or any other trademark confusingly similar thereto.

ARTICLE III

PAYMENTS

3.1           Consideration.

(a)           In consideration of the rights and licenses granted under Section 2.1 and the transfer of the Domain Names, SGMC shall pay to PSID the amount set forth below for each glucose test strip sold by SGMC and any sublicensees of SGMC for which results are posted by SGMC via its communications servers (the “Consideration”):

(i)  $.0025 until SGMC has paid aggregate Consideration of $1,000,000; and

(ii) $.005 thereafter until SGMC has paid aggregate Consideration of $2,000,000;

provided, however, that the aggregate Consideration payable by SGMC pursuant to this Agreement shall in no event exceed $2,000,000.  Nothing in this Agreement shall constitute a commitment by SGMC, and SGMC shall have no obligation, to develop, sell or market glucose test strips.

(b)           In the event that PSID breaches any obligation, or any representation, warranty or covenant under this Agreement, which breach is not cured within five (5) days of notice of such breach, then, in addition to any other available remedies, SGMC shall not be required to make any payments of Consideration.

(c)           If SGMC is required by Law to withhold taxes in connection with any payment of Consideration to PSID under this Agreement, SGMC may deduct the amount of the withholding from the payment it otherwise would have made to PSID under this Agreement and shall include in the report required pursuant to Section 3.2 below the gross amount due, the amount of the sum deducted under this sub-clause (c) and the actual amount paid.  Any amounts so deducted shall be deemed to have been paid to PSID as Consideration.

3.2           Reports.  SGMC shall keep at its principal place of business accurate records of all glucose test strips sold by SGMC and any sublicensees of SGMC for which Consideration is payable pursuant to Section 3.1(a).  Within thirty (30) days after the last day of each calendar quarter, SGMC shall deliver to PSID an accurate report thereof during the preceding three-month period.  With each such report submitted, SGMC shall pay to PSID the amount due and payable under this Agreement.  If no payment shall be due, SGMC shall so report.

ARTICLE IV

PATENT AND TRADEMARK PROSECUTION AND MAINTENANCE

4.1           Patent Prosecution and Maintenance. Subject to Section 4.1, for each Patent Application, PSID shall, at SGMC’s discretion and direction through patent counsel selected by SGMC, (a) prepare, file and prosecute such Patent Application and (b) maintain such Patent Application.  PSID shall provide SGMC copies of all communications and/or documents relating to the Patent Application received from or to be filed in any patent office in the Territory, within ten (10) days of receipt from the patent office and at least thirty (30) days prior to filing with the patent office. SGMC may comment on the prosecution of the Patent Application and provide such comments to patent counsel.  SGMC shall be responsible for paying the filing, maintenance, renewal, and legal fees associated with PSID’s activities pursuant to sub-clauses (a) and (b) of this Section 4.1, and SGMC shall not have any other obligations or liability to PSID in respect of the prosecution and maintenance of any Patent Application or any failure to so prosecute and maintain such Patent Application, including without limitation, any acts or failures to act which could affect the scope or enforcement of any issued claims or the potential abandonment of such Patent Application.

4.2           Abandonment.   If PSID wishes to abandon any Patent Application, it shall give SGMC thirty (30) days prior written notice of the desired abandonment.  PSID shall not abandon any such Patent Application except upon the prior written consent of SGMC. On SGMC’s request, which may be provided at any time after the notice of desired abandonment, PSID shall assign to SGMC any such Patent Application PSID wishes to abandon.  If SGMC wishes to abandon any Patent Application, PSID shall have no further obligation or liability to SGMC in respect of the prosecution and maintenance of the Patent Application abandoned by SGMC.

4.3           Trademark Maintenance. PSID shall, at SGMC’s discretion and direction through counsel selected by SGMC, maintain the Trademark, submit all required documentation and pay all fees and expenses related thereto.  PSID shall not abandon or permit the cancellation of the Trademark registration except upon the prior written consent of SGMC. On SGMC’s request, which may be provided at any time after the notice of desired abandonment or cancellation, PSID shall assign the Trademark to SGMC. PSID shall provide SGMC copies of all communications and/or documents relating to the Trademark received from or to be filed in any trademark office in the Territory, within ten (10) days of receipt from the trademark office and at least thirty (30) days prior to filing with the trademark office.  SGMC may comment on the materials to be filed with the trademark office and provide such comments to trademark counsel.  SGMC shall be responsible for paying the maintenance and legal fees associated with PSID’s activities pursuant to this Section 4.3. If SGMC wishes to abandon the Trademark, PSID shall have no further obligation or liability to SGMC in respect of the prosecution and maintenance of the Trademark abandoned by SGMC.

ARTICLE V

THIRD-PARTY INFRINGEMENT

5.1           Defense of Infringement.  In the event of third party infringement claims, SGMC in its sole discretion may, but shall be under no obligation to, bring suit or defend a declaratory judgment action and control the conduct thereof, including settlement, to stop infringement of any iGlucose Intellectual Property, as determined by SGMC.  SGMC shall have no obligations or liability to PSID in respect of the defense of, or failure to defend, any iGlucose Intellectual Property against third party infringement claims.  PSID shall have no obligation to bring suit or defend a declaratory judgment action relating to any iGlucose Intellectual Property unless and only to the extent that SGMC pays all costs, fees, and expenses associated with such action.

ARTICLE VI

REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1           Representations, Warranties and Covenants of PSID.  PSID hereby represents, warrants and covenants to SGMC as follows:

(a)           it is duly organized, validly existing and in good standing as a corporation or other entity as represented herein under the laws and regulations of its jurisdiction of incorporation, organization or chartering;

(b)           it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder;

(c)           the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of PSID;

(d)           when executed and delivered by such party, this Agreement shall constitute the legal, valid and binding obligation of PSID, enforceable against PSID in accordance with its terms;

(e)           it is the sole and exclusive legal and beneficial owner of all right, title, and interest in and to the Patents Applications, the Trademark and the Domain Names;

(f)            it has the unconditional and irrevocable right, power and authority to grant the Licenses and to transfer the Domain Names to SGMC;

(g)           it has the unconditional and irrevocable right, power and authority to grant the Licenses and transfer the Domain Names to SGMC; neither its grant of the Licenses, nor its transfer of the Domain Names or the performance by PSID of any of its other obligations under this Agreement  (i) conflicts with or violates any applicable Law; (ii) requires the consent, approval or authorization of any governmental or regulatory authority or other third party; or (iii) requires the provision of any payment or other consideration to any third party;

(h)           it has not granted, and will not grant, any licenses or other contingent or non-contingent right, title or interest under or relating to any of the Patent Application, the Trademark or the Domain Names, (ii) it is not subject to, and will not enter into, any obligation that conflicts with or adversely affects the Licenses and other rights of SGMC under this Agreement and (iii) it will not use for any purpose the Licensed Technology described in the Patent Application (and Patents derived therefrom), the Trademark and the Domain Names;

(i)            none of the Licensed Technology described in the Patent Application, Domain Names, or the Trademark is or will become subject to any Liens which would adversely affect SGMC’s rights and interests in any of the foregoing;

(j)            there is no settled or pending or, to the actual knowledge of PSID, threatened litigation or re-examination, post-grant or inter partes review, interference, derivation, opposition, cancellation, claim of invalidity or other claim or proceeding (including in the form of any written offer to obtain a license): (i) alleging the invalidity, misuse, unregistrability, unenforceability or noninfringement of the Patent Application and/or the Trademark; (ii) challenging PSID’s ownership of, or right to practice or license, any Patent Application and/or the Trademark, or alleging any adverse right, title or interest with respect thereto; or (iii) alleging that the making, using, offering to sell, sale or importation of any products and/or processes that fall within the scope of the Licensed Technology described in the Patent Application does or would infringe, misappropriate or otherwise violate any patent, trade secret or other intellectual property of any third party; and

(k)           it has provided to the appropriate agencies or tribunals all responses, fees, and submissions required to maintain the effectiveness of the Patent Application and the Trademark.

6.2           Representations of SGMC.  SGMC hereby represents and warrants to PSID as follows:

(a)           it is duly organized, validly existing and in good standing as a corporation or other entity as represented herein under the laws and regulations of its jurisdiction of incorporation, organization or chartering;

(b)           it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder;

(c)           the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of SGMC;

(d)           when executed and delivered by such party, this Agreement shall constitute the legal, valid and binding obligation of SGMC, enforceable against SGMC in accordance with its terms.

6.3           WARRANTY DISCLAIMER.  SUBJECT TO THE REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF PSID SET FORTH IN THIS AGREEMENT, (i) THE LICENSED TECHNOLOGY DESCRIBED IN THE PATENT APPLICATION, THE WEBSITE AND BOOKS AND RECORDS ARE PROVIDED “AS IS” AND (ii) PSID DISCLAIMS ALL WARRANTIES IN CONNECTION WITH THE LICENSED TECHNOLOGY DESCRIBED IN THE PATENT APPLICATION, THE WEBSITE AND THE BOOKS AND RECORDS, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.  SGMC AGREES THAT NEITHER SGMC NOR ITS EMPLOYEES, AGENTS, OR DISTRIBUTORS WILL MAKE ANY WARRANTIES TO SUBLICENSEES ON BEHALF OF PSID.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1           Termination of Consulting Agreement.  PSID and Atkin agree that (i) the Consulting Agreement is hereby terminated and of no further force or effect and (ii) neither Atkin nor PSID shall have any liability or obligations to each other in respect of the Consulting Agreement and (iii) Atkin and PSID each irrevocably release the other from any and all obligations and liability under the Consulting Agreement in accordance with the provisions set forth in Section 7.5.  Without limiting the generality of the preceding sentence and notwithstanding anything to the contrary in the Consulting Agreement, (a) PSID hereby releases Atkin from compliance with the provisions of Section 5 (Non-Competition), Section 6 (Nonsolicitation), and Section 7 (No Interference with the Company Group’s Business) of the Consulting Agreement and such provisions are void and of no force or effect; and (b) Atkin hereby releases PSID from its obligation under the Consulting Agreement to make payment in the amount of $12,000 which amount is currently past due and PSID shall have no further obligation to make payments to Atkin under the Consulting Agreement.

7.2           Waiver of Possible Future Consideration and Royalty Payments.  As of the Closing Date, Easy Check waives and releases any and all rights to receive future consideration and piggy-back registration rights from PSID pursuant to Section 2.6 of the Asset Purchase Agreement and possible future royalties from PSID pursuant to Section 2.7 of the Asset Purchase Agreement.

7.3           Further Assurances.  At any time and from time to time after the Closing Date, each party agrees to cooperate with the other parties and to execute and deliver such other documents, instruments of transfer or assignment, files, books and records and do all such further acts and things as may be reasonably required to carry out the transactions contemplated by this Agreement.

7.4           Expenses.  Except as otherwise provided in this Agreement, each party shall bear its own expenses in connection with the preparation, execution and performance of this Agreement and transactions contemplated hereby.

7.5           Mutual Release.

(a)           In consideration of the representations, warranties, covenants and agreements of SGMC, Easy Check, Easy Check Israel and Atkin contained in this Agreement, PSID (for itself and on behalf of its shareholders, directors, officers, employees, representatives, agents, Affiliates, successors and assigns) (collectively, the “PSID Parties”) releases, acquits and forever discharges each of SGMC, Easy Check, Easy Check Israel and Atkin, and their respective shareholders, directors, officers, employees, representatives, agents, Affiliates, successors and assigns (collectively, the “SGMC Parties”), from any and all Losses, whether known or unknown, liquidated, unliquidated, fixed, contingent, material, immaterial, disputed, undisputed, legal or equitable, which in any way relate to the Asset Purchase Agreement, the Consulting Agreement or any other demand or claim for payment or reimbursement of legal fees, costs or expenses in any way relating to PSID, or any agreement to which any of the PSID Parties has ever been a party.

(b)           In consideration of the representations, warranties, covenants and agreements of PSID contained in this Agreement, each of SGMC, Easy Check, Easy Check Israel and Atkin (for themselves and on behalf the other SGMC Parties) releases, acquits and forever discharges the PSID Parties from any and all Losses, whether known or unknown, liquidated, unliquidated, fixed, contingent, material, immaterial, disputed, undisputed, legal or equitable, which in any way relate to the Asset Purchase Agreement, the Consulting Agreement or any other demand or claim for payment or reimbursement of legal fees, costs or expenses in any way relating to the SGMC Parties, or any agreement to which any of the SGMC Parties has ever been a party.

(c)           Nothing in this Section 7.5 shall have the effect of releasing any of the SGMC Parties or any of the PSID Parties from their respective representations, warranties, covenants, agreements and obligations under this Agreement.

7.6           Genacom Agreement.   PSID acknowledges and agrees that SGMC and Genacom have entered into an agreement (the “Genacom Agreement”) pursuant to which (a) SGMC agreed to (i) make a one-time payment to Genacom in the amount of $10,000 for completion of the development of the application programming interface (the “API”) developed for the Website by Genacom, whereupon SGMC shall exclusively own all rights in the API and (ii) pay monthly fees for service, support and hosting services, and (b) Genacom agreed to:  (i) grant to SGMC non-exclusive rights to utilize the Website as presently designed and completed for any and all purposes, (ii) deliver to SGMC (1) a copy of the current (as of the date of this Agreement) Software for the Website, (2) a copy of all Software for the API, including any updates thereto.  PSID hereby irrevocably consents to the terms of the Genacom Agreement described in this Section 7.6 and agrees that SGMC and Genacom may each rely on such consent.  PSID further acknowledges that PSID has no rights or interests in or to the API or to any updates to the API.

ARTICLE VIII

INDEMNIFICATION

8.1           Indemnification by PSID.  PSID agrees to indemnify, defend and hold harmless each of the SGMC Parties against, from and in respect of, any and all Losses based upon, arising out of, or otherwise in respect of or which may be incurred by virtue of or result from (a) any inaccuracy in or breach of any representation or warranty made by or on behalf of PSID in this Agreement or in any other document or instrument delivered pursuant hereto, (b) any breach by PSID of any covenant, agreement or other obligation set forth in this Agreement or in any document or instrument delivered pursuant hereto, (c) any claims, cause of action, or liability that may be asserted by any party whatsoever (including, without limitation the PSID Parties and any party claiming by or through the PSID Parties) against any of the SGMC Parties arising from or relating to the SGMC Parties’ entry into this Agreement or performance of the transactions contemplated by this Agreement, or (d) enforcing the indemnification provided for hereunder.  PSID shall have no right to seek contribution from any of the SGMC Parties with respect to all or any part of PSID’s indemnification obligations under this Section 8.1.

8.2           Indemnification by SGMC.  SGMC agrees to indemnify, defend and hold harmless each of the PSID Parties against, from and in respect of any and all Losses imposed on or incurred by virtue of or result from (a) any inaccuracy in or breach of any representation or warranty made by or on behalf of any of the SGMC Parties in this Agreement or in any document or instrument delivered pursuant hereto, (b) any breach by any of the SGMC Parties of any covenant or agreement set forth in this Agreement or in any document or instrument delivered pursuant hereto, (c) any claims, cause of action or liability that are the subject of a claim made by a third party during the period commencing on the date of this Agreement and ending on the one-year anniversary thereof, which arise out of or are related to SGMC’s use of the Licensed Technology described in the Patent Application, the Trademark, the Website, the Domain Names or the Books and Records, in each case when used in combination with products, services, or other materials not licensed or provided by PSID to SGMC pursuant to this Agreement and solely to the extent caused by such combination, or (d) enforcing the indemnification provided for hereunder.

8.3           Survival of Representations and Warranties.   All representations and warranties of the parties hereto contained in this Agreement shall survive the execution and delivery hereof.

ARTICLE IX

TERM

9.1           Term.   The Licenses granted pursuant to this Agreement are perpetual. Upon payment of Consideration pursuant to this Agreement in the aggregate amount of $2,000,000, the Licenses shall become completely paid-up, royalty-free rights and licenses and SGMC shall have no further obligations to PSID with respect to the Licenses.

ARTICLE X

BANKRUPTCY

10.1         Bankruptcy. All rights and licenses granted by PSID under this Agreement are and shall be deemed to be rights and licenses to “intellectual property” and all products that fall within the scope of the Licensed Technology described in the Patent Application are and shall be deemed to be “embodiment(s)” of “intellectual property” for purposes of, and as such terms are used in and interpreted under, Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”).   SGMC shall have the right to exercise all rights and elections with respect to all Licenses. Without limiting the generality of the foregoing, PSID acknowledges and agrees that, if PSID or its estate shall become subject to any bankruptcy or similar proceeding, subject to SGMC’s rights of election, all rights and licenses granted to SGMC hereunder will continue subject to the terms and conditions of this Agreement, and will not be affected, even by PSID’s rejection of this Agreement.

ARTICLE XI

MISCELLANEOUS

11.1         Waivers and Amendments.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the waiving party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

11.2         Public Disclosure.  Except as and to the extent required by Law, without the prior written consent of the other parties hereto, no party shall make, directly or indirectly, any public comment, statement or communication with respect to, or otherwise to publicly disclose or permit the disclosure of the existence of any of the terms, conditions, or other aspects of this Agreement or any of the transactions contemplated hereby.

11.3         Notices.  Any notices or other communications required under this Agreement shall be in writing and be effective upon delivery if given by hand delivery or facsimile transmission or on the next day after given if delivered by overnight courier, and shall be given at the addresses or facsimile numbers set forth below, with copies provided as follows:

(a) if to SGMC, Easy Check, Easy Check Israel, or Atkin, addressed to:

Easy Check Medical Diagnostics, LLC
1360 N.E. 172nd Street
Miami, Florida 33162
Attention: Benjamin Atkin
Facsimile: 305-397-0916

with a copy to:

Kasowitz, Benson, Torres & Friedman LLP
1633 Broadway
New York, New York, 10019
Attention: Michael Rosenbloom
Facsimile: 212-506-1800

and (b) if to PSID, addressed to:

PositiveID Corporation
1690 South Congress Avenue, Suite 201
Delray Beach, Florida 33445
Attention: William J. Caragol
Facsimile: 561-805-8001

with a copy to:

Carey Rodriguez Greenberg O’Keefe, LLP
7900 Glades Road, Suite 520
Boca Raton, Florida 33434
Attention:     Albert B. Maggio, Jr., P.A.
Ref. # 1252-001
Facsimile: (561) 244-1062

or at such other place or places or to such other Person or Persons as shall be designated in writing by the parties to this Agreement in the manner herein provided.

11.4         Section Headings.  The section and paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.  A reference to a Section or Schedule will mean a Section in, or Schedule to, this Agreement unless otherwise explicitly set forth herein.

11.5         Counterparts.  This Agreement may be executed in one or more counterparts and by facsimile or other electronic transmission of signature, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

11.6         Assignments.  This Agreement may not be assigned, transferred, or delegated, in whole or in part, by either party for any reason whatsoever without the other party’s prior written approval, which shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing,  upon written notice this Agreement may be assigned by either party to a successor to its business (whether by merger, a sale of all or substantially all of its assets relating to this Agreement, a sale of a controlling interest of its capital stock, or otherwise) which agrees in writing to assume its obligations hereunder.  This Agreement is binding upon and inures to the benefit of the parties hereto and their respective permitted successors and assigns.  Notwithstanding the foregoing, the provisions of this Section 11.6 shall not in any way restrict SGMC from granting licenses or sublicenses or otherwise transferring its rights in any of the iGlucose Intellectual Property.

11.7         Entire Agreement, Enforceability and Miscellaneous.  This Agreement, including the Schedules attached hereto: (a) constitutes the entire agreement among the parties with respect to the transactions contemplated hereby and supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof; (b) shall be binding upon, and is solely for the benefit of, each of the parties herein and nothing in this Agreement except Sections 7.5, 7.6, 8.1 and 8.2 is intended to confer upon any other Persons any rights or remedies of any nature whatsoever hereunder or by reason of this Agreement; and (c) in case any provision in this Agreement shall be or shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

11.8         Choice of Law; Arbitration.  This Agreement is to be construed and governed by the laws of the State of Florida (without giving effect to principles of conflicts of laws).   Any controversy, dispute or claim arising out of or in connection with this Agreement, or the breach, termination or validity hereof, shall be settled by final and binding arbitration to be conducted by an arbitration tribunal in Miami, Florida, pursuant to the rules of the American Arbitration Association.  The arbitration tribunal shall consist of one arbitrator.  If the parties cannot agree on the arbitrator, the office of the American Arbitration Association in Miami, Florida shall make the necessary appointment.  The decision or award of the arbitrator shall be final, and judgment upon such decision or award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such decision or award and an order of enforcement.  In the event of any procedural matter not covered by the aforesaid rules, the procedural law of the State of Florida shall govern.  Notwithstanding the agreement to arbitrate contained in this Section 11.8, any party may apply to any court having jurisdiction to enforce this Agreement to seek provisional injunctive relief so as to maintain the status quo until the arbitration award is rendered or the dispute is otherwise resolved.

11.9         Counsel.  Each party has been represented by its own counsel in connection with the negotiation and preparation of this Agreement and, hereby waives the application of any rule of law that would otherwise be applicable in connection with the interpretation of this Agreement, including but not limited to any rule of law to the effect that any provision of this Agreement shall be interpreted or construed against the party whose counsel drafted that provision.

11.10       Waiver of Trial by Jury.  THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR RISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY IN CONNECTION WITH SUCH AGREEMENTS.

11.11       Specific Performance.  Each party acknowledges that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by such party in accordance with their specific terms or were otherwise breached by such party.  Each party accordingly agrees that in addition to any other remedy to which the other parties are entitled at law or in equity, the other parties are entitled to injunctive relief to prevent breaches of this Agreement by such party and otherwise to enforce specifically the provisions of this Agreement against such party.  Each party expressly waives any requirement that any other party obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the Closing Date first above written.

POSITIVEID CORPORATION

By:	/s/ William Caragol
Name: William J. Caragol
Title: President

SMART GLUCOSE METER CORP.

By:	/s/ Jacob Karmel
Name: Jacob Karmel
Title: President

EASY CHECK MEDICAL DIAGNOSTICS, LLC

By:	/s/ Benjamin Atkin
Name: Benjamin Atkin
Title: Co-Manager

EASY-CHECK MEDICAL DIAGNOSTIC TECHNOLOGIES LTD.

By:	/s/ Benjamin Atkin
Name: Benjamin Atkin
Title: President

/s/ Benjamin Atkin
BENJAMIN ATKIN

[Signature Page to Agreement]

Schedule 1.1

Certain Defined Terms.  As used in this Agreement the following terms have the meanings indicated:

“Affiliate” shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

“Books and Records” shall have the meaning set forth in Section 2.1(c).

“iGlucose Intellectual Property” means all of the following:  (a) the Licensed Technology described in the Patent Application; (b) the Trademark; (c) the Website; (d) the Books and Records; and (e) the Domain Names.

“Improvement” means (a) any new or modified product that performs the same function as a prior product but (i) does so in a better or more economical way (including by reason of better quality, ease of use, efficacy, safety or performance); (ii) has a longer shelf or service life; (iii) has additional or broader functions or applicability; (iv) costs less to manufacture, package, distribute or otherwise commercialize; (v) has a better appearance; or (vi) is more marketable for any reason; or (b) any enhancement or modification to the Licensed Technology described in the Patent Application.

“Laws” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, order, judgment or decree, injunctions, awards, administrative order or decree, administrative or judicial decision, and any other executive or legislative proclamation.

“Licensed Technology” means any information, works of authorship, know-how and other intellectual property rights described in the Patent Application.

“Licenses” means the licenses granted pursuant to Section 2.1 of this Agreement.

“Liens” means any pledges, liens, charges, encumbrances, transfer restrictions, security interests, restrictions and claims of any kind or other encumbrances of any nature whatsoever.

“Losses” means losses, liabilities, damages, deficiencies, costs, expenses (including, without limitation, expenses of investigation and defense and reasonable fees, disbursements and expenses of counsel incurred in any actual or threatened action or proceeding, including, without limitation, any action or proceeding to enforce the rights of any party hereunder), rights, demands, claims, counterclaims, actions and causes of action on any type, Liens or other obligations of any nature whatsoever.

“Patent Application” means the patent applications listed in Schedule 2.1(a) hereto, and any and all Patents issuing therefrom.

“Patents” means any United States, foreign, and international patents and patent applications, utility model applications and patents, as well as related applications and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations, and continuations-in-part, and equivalent or similar rights anywhere in the world in inventions and discoveries including invention disclosures.

“Person” means and includes an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, a firm, an association, an unincorporated organization and a government or any department or agency thereof or any other entity.

“PSID Parties” shall have the meaning set forth in Section 7.5(a).

“SGMC Parties” shall have the meaning set forth in Section 7.5(a).

“Software” means all computer software, modules, applications and coding, in source and object code, and data structures and databases, including all prior versions, bug fixes, flow charts, algorithms, programmers notes, compile instructions and documentation.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Territory” means all countries and territories in the world.

“Trademark” means the trademark “iGlucose” (as evidenced by the trademark registration described in Schedule 2.1(b)) and any related trademark and service mark registrations and applications and all associated goodwill.

Schedule 2.1(a)

Patent Applications

•	U.S. Provisional Patent Application Serial No. 61/161,203 (Titled: Device and System for Monitoring Blood Glucose Levels), filed March 18, 2009

•	U.S. Patent Application No. 12/726,811, filed on March 18, 2010

Schedule 2.1(b)

Trademark

•	U.S. Trademark Registration No. 4,180,203, registered on July 24, 2012

Schedule 2.1(c)

Website Content

The Website includes the following website content: (a)  all associated Software used in building and/or maintaining the Website; (b) all content, data, programming code, source code, and all other information pertaining to and/or used for the operation of the Website, excluding third party components thereof; and (c) intellectual property relating to the Website, including, but not limited to, trademarks related to the website.